PROSPECTUS

                  CRACKER BARREL OLD COUNTRY STORE, INC.

                         DIVIDEND REINVESTMENT AND
                        COMMON STOCK PURCHASE PLAN

                               -----------

     Cracker Barrel Old Country Store, Inc. ("Cracker Barrel" or the "Company") hereby offers to shareholders participation in its Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") designed to provide a convenient method of investing cash dividends and optional cash payments in shares of its Common Stock (the "Common Stock") without payment of brokerage commissions or other charges.

     Reinvested cash dividends and optional cash payments will be used to purchase Cracker Barrel Common Stock from the Company, in the open market, in negotiated transactions, or a combination of the foregoing.

     The price of Cracker Barrel Common Stock purchased under the Plan will be either (a) if purchased from the Company, the closing price of the Common Stock as reported on the NASDAQ National Market System on the relevant Investment Date, or (b) if purchased in the open market or in negotiated transactions, the weighted average price of all shares purchased for the Plan for the relevant Investment Date.

     Cracker Barrel Common Stock is traded in the NASDAQ National Market System under the symbol "CBRL".

     This Prospectus relates to 650,000 shares of Common Stock offered for purchase under the Plan.

     Shareholders who do not desire to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

                             ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------

                          November 6, 1996

                        AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the Public Reference Room of the Commission, Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60601; and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission.

          (1) Its Annual Report on Form 10-K for the fiscal year ended July 31, 1992, filed pursuant to Section 13 of the Exchange Act (Commission File No. 0-7536).

          (2) Its Quarterly Reports on Form 10-Q for the quarters ended October 30, 1992 and January 29, 1993, filed pursuant to Section 13 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests should be directed to Cracker Barrel Old Country Store, Inc., Post Office Box 787, Lebanon, Tennessee, 37088-0787,
(615) 444-5533, Attention:  Corporate Secretary.

                              THE COMPANY

     Cracker Barrel Old Country Store, Inc. operates full service "country store" restaurants located primarily in the Southeastern and Midwestern United States along interstate highways. These family restaurants serve breakfast, lunch and dinner between the hours of 6:00 a.m. and 10:00 p.m. and feature home-style country cooking prepared on the premises from the Company's own recipes using quality ingredients and emphasizing authenticity. Menu items are moderately priced and include country ham, chicken, fish, barbeque pork ribs, roast beef, beans, turnip greens, vegetable plates and sandwiches. The restaurants do not serve alcoholic beverages. The stores are constructed in a rustic, country store design and feature a separate gift shop area offering a wide variety of items and specializing in hand-blown glassware, cast iron products, toys and wood crafts as well as various old fashioned candies, jellies and other foods.

     The Company was incorporated in October 1969 under the laws of the State of Tennessee. Its executive offices are located in a Company-owned office facility on Hartmann Drive, Lebanon, Tennessee 37088-0787. The Company's telephone number at this location is (615) 444-5533.

                               THE PLAN

     The following questions and answers explain and constitute the Plan.

PURPOSE

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") provides holders of Cracker Barrel Common Stock with a convenient and economical way to reinvest cash dividends and make optional cash purchases in shares of Common Stock without paying brokerage commissions or other charges. In the event shares are acquired from the Company, and not in the open market or in negotiated transactions, the Company will receive funds to be used for general corporate purposes.

PARTICIPATION

2.   WHO IS ELIGIBLE TO PARTICIPATE?

     All shareholders of Cracker Barrel Common Stock who have shares registered in their names are eligible to participate in the Plan. If stock is registered in someone else's name, such as a broker or nominee, and you would like to participate, you must either make appropriate arrangements for that person to participate on your behalf, or you must become a shareholder of record by having those shares with respect to which you wish to participate transferred to your name.

     You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.

     Your right to participate in the Plan is not transferable apart from a transfer of your Common Stock to another person.

     Shareholders who do not participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

3.   WHAT OPTIONS ARE AVAILABLE TO THOSE ELIGIBLE TO PARTICIPATE?

     You may have dividends on all or some of your shares automatically reinvested in Cracker Barrel Common Stock and, if you elect to do this, you may also make an optional cash payment of not less than $100, up to a maximum of $5,000 per quarter, for the purchase of additional shares of Cracker Barrel Common Stock. See Question 12 for information on making optional purchases.

ADMINISTRATION

4.   WHO WILL ADMINISTER THE PLAN?

     The Company has engaged SunTrust Bank, Atlanta, Georgia (the "Bank") to administer the Plan, keep records, send statements of account to each Participant, and perform other duties related to the Plan. The Bank will act as agent for the Participants by purchasing shares from the Company or in the open market or in negotiated transactions. Shares purchased for you under the Plan will be registered in the name of the Plan or the Bank's nominee, and will be held for you in safekeeping by or through the Bank until you request, in writing, the issuance of certificates for all or some of your shares, as more fully explained in Question 21.

5.   HOW DOES AN ELIGIBLE SHAREHOLDER ENROLL OR CHANGE OPTIONS UNDER THE
     PLAN?

     As an eligible shareholder, you may enroll by completing and signing an Enrollment Card and returning it to the Bank. You may change your reinvestment options at any time by completing and signing a new Enrollment Card and returning it to the Bank. If your shares are registered in more than one name, all registered holders must sign the Enrollment Card.

     You may obtain an Enrollment Card at any time by contacting:

          SunTrust Bank
          Cracker Barrel Dividend Reinvestment Plan
          Post Office Box 4625
          Atlanta, Georgia, 30302
          (404) 588-7822 or
          (800) 568-3476

     The Enrollment Card directs the Bank to reinvest cash dividends on all or some of the shares of Cracker Barrel Common Stock currently or subsequently registered in your name and on all whole and fractional shares of Cracker Barrel Common Stock credited to your Plan account, in accordance with the Plan. Enrolling also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

6.   WHEN MAY AN ELIGIBLE SHAREHOLDER ENROLL?

     As an eligible shareholder, you may enroll at any time. Reinvestment of dividends will start with the dividend payment occurring after receipt of your Enrollment Card, provided it is received by the Bank on or before the record date for that dividend; otherwise, reinvestment of dividends will be delayed until the next dividend payment date. In the past, record dates have preceded the dividend payment dates by approximately two weeks. Ordinarily, dividend payment dates are the last Friday of March, June, and September and the first business day after January 1. See Question 12 for information on making optional cash purchases.

     You will remain a Participant in the Plan until you elect to discontinue the reinvestment of dividends, or sell or otherwise dispose of all the shares of Cracker Barrel Common Stock with respect to which you have elected to participate in the Plan.

ADVANTAGES

7.   WHAT ARE THE ADVANTAGES OF THE PLAN?

     There are four major advantages for a shareholder electing to participate in the Plan:

          (i) You will not pay any brokerage commissions or other charges in connection with any purchases made under the Plan.

          (ii) Your funds will be fully invested in Cracker Barrel Common Stock because the Plan permits fractional shares to be credited to your Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares and such shares will be credited to your Plan account.

          (iii) You will avoid the need for safekeeping of stock certificates for shares credited to your Plan account.

          (iv) Periodic statements of your Plan account reflecting all current activity, including purchases and the latest balance, will simplify your recordkeeping.

PURCHASES

8.   HOW WILL SHARES OF COMMON STOCK BE ACQUIRED UNDER THE PLAN?

     Shares for the Plan will be acquired from the Company to the extent made available by it and the balance purchased by the Bank in the open market or in negotiated transactions, or by a combination of the foregoing. The Bank will apply the available combined funds of all Participants to the purchase of such shares of Cracker Barrel Common Stock as soon as practicable on or after the relevant Investment Date. Shares purchased from the Company will be delivered by it, registered in the name of the Plan or the Bank's nominee, to the Bank for safekeeping.

9.   HOW MANY SHARES WILL BE PURCHASED FOR PARTICIPANTS?

     The number of shares that will be purchased for a Participant's account will depend on the amount of any dividends reinvested and any optional cash payments and the applicable purchase price of the Common Stock. Your Plan account will be credited with the number of shares (including any fractional share computed to three decimal places) that results from dividing the amount of any dividends you reinvest plus your optional cash payments by the applicable purchase price. Dividends on all shares credited to your Plan account, including fractional shares, will be automatically reinvested in additional shares of Common Stock until such shares are sold or withdrawn from your Plan account.

     The Plan does not represent a change in Cracker Barrel's dividend policy or a guarantee of future dividends. The Board of Directors of the Company will continue to determine dividends based on the Company's earnings, financial condition and other factors.

10.  WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

     Shares will be purchased as soon as practicable on or after the Investment Date, which will be the dividend payment date on which a dividend is paid by the Company.

     No interest will be paid on funds held by the Bank.

11.  AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

     The price of shares acquired from the Company will be the closing price of Cracker Barrel Common Stock as reported on the NASDAQ National Market System on the relevant Investment Date.

     The price for shares purchased under the Plan through open market or negotiated transactions will be the weighted average price of all shares purchased for the Plan for the relevant Investment Date.

OPTIONAL CASH PURCHASES

12.  HOW CAN A PARTICIPANT MAKE OPTIONAL CASH PURCHASES?

     A Participant can make optional cash purchases by sending the Bank a check or money order with the form provided with the Enrollment Card and each periodic statement. Do not send cash. Each optional cash payment must be at least $100, and such payment cannot exceed $5,000 per quarter. The same amount of money need not be sent each quarter.

     Dividends can be reinvested and optional cash investments made on dividend payment dates. Ordinarily, dividend payment dates are the last Friday of March, June and September and the first business day after January 1. As an added service for those participants wishing to make optional cash investments more frequently, optional cash investments can also be made on the last Friday of January, February, April, May, July, August, October and November. There is no charge to you for dividend reinvestment or optional cash investments.

     OPTIONAL CASH INVESTMENTS MUST BE RECEIVED BY SUNTRUST BANK AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO AN INVESTMENT DATE; OTHERWISE, YOUR CHECK WILL BE HELD BY SUNTRUST BANK AND INVESTED AT THE NEXT INVESTMENT DATE UNLESS YOU WRITE OR CALL SUNTRUST BANK AND REQUEST THEM TO RETURN THE CHECK TO YOU.

     Optional cash payments from foreign Participants must be made in U.S. Dollars.

13.  WHEN WILL OPTIONAL CASH PAYMENTS BE INVESTED?

     Optional cash payments received at least five business days prior to an Investment Date will be applied to the purchase of shares for your account as soon as practicable on or after that Investment Date. Any optional cash payment received less than five business days prior to an Investment Date will be applied to the purchase of shares for your account as soon as practicable on or after the next Investment Date, unless you request in writing that your optional cash payment be returned and in any circumstance where the Bank is required by law to return your payment. Under no circumstances will interest be paid on optional cash payments. Therefore, although optional cash payments may be made at any time, you are strongly advised to make optional cash payments shortly before an Investment Date.

14.  UNDER WHAT CIRCUMSTANCES WILL AN OPTIONAL CASH PAYMENT BE RETURNED?

     Your uninvested optional cash payment will be returned to you upon written request received by the Bank at least five business days prior to an Investment Date, and in any circumstance where the Bank is required by law to return your payment.

COSTS

15. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

     No. There are no brokerage commissions or other charges to Participants in connection with purchases under the Plan. Costs of administration of the Plan will be paid by Cracker Barrel. However, if you request the Bank to sell your shares in the event of withdrawal from the Plan as explained in Question 21, you must pay any brokerage commission and any applicable transfer tax incurred. See also Question 22 for income tax consequences.

REPORTS TO PARTICIPANTS

16.  WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     As soon as practical after each purchase of shares of Common Stock under the Plan for your account, a statement of account will be mailed to you, normally within ten business days following the Investment Date.
These statements are your continuing record of current activity and the cost of your purchases, and should be retained for tax purposes. In addition, you will receive copies of communications sent to all shareholders of Cracker Barrel Common Stock, including the Company's Annual and Quarterly Reports to Shareholders, its Notice of Annual Meeting and Proxy Statement, and information you will need for reporting your dividend income for Federal income tax purposes.

CERTIFICATES FOR SHARES

17.  WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

     No. Certificates will not be issued to you for shares credited to your Plan account unless you make a request to the Bank in writing to do so or unless the Plan is terminated. Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Instead, they will be registered in the name of the Plan or the Bank's nominee and credited to your Plan account. The number of shares credited to your Plan account will be shown on the periodic statement of your account.

     As an additional feature of this Plan, participants may deposit Cracker Barrel Common Stock certificates held outside the Plan with SunTrust Bank for safekeeping at no cost to the participant. Transferring stock certificates to SunTrust Bank can provide protection against loss, theft or inadvertent destruction of your certificates. ONLY CRACKER BARREL OLD COUNTRY STORE, INC. CERTIFICATES ISSUED TO ACCOUNTS ENROLLED IN THE DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN MAY BE DEPOSITED FOR SAFEKEEPING. Once the certificates are received by SunTrust Bank, they will be canceled and your account credited with the number of shares represented by the certificates submitted.

     To have SunTrust Bank act as custodian for your shares, send your certificates to Corporate Trust Department, SunTrust Bank, Post Office Box 4625, Atlanta, GA 30302. We recommend sending the certificates by registered mail.

     If you have any questions regarding the procedures for safekeeping your shares, please contact SunTrust Bank at the address above or at (800) 568-3476.

     CERTIFICATES FORWARDED FOR SAFEKEEPING MUST BE ENDORSED TO SUNTRUST BANK BY ALL REGISTERED HOLDERS.

     At any time, you may request in writing that the Bank send you a certificate for all or some of the whole shares credited to your Plan account, as more fully explained in Question 21.

18.  MAY SHARES IN A PLAN ACCOUNT BE PLEDGED?

     No. Shares credited to your Plan account may not be pledged or assigned and any such purported pledge or assignment shall be void. If you wish to pledge or assign such shares, you must withdraw such shares from your Plan account.

TERMINATION OF PARTICIPATION IN THE PLAN

19.  HOW CAN A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

     You may direct the Bank, in writing, at any time to discontinue the reinvestment of dividends. This notice should be mailed to the Bank at the address shown in Question 5.

     If you elect to discontinue the reinvestment of dividends, you may either withdraw the whole shares of Common Stock credited to your Plan account (see Question 21) or have the Bank retain any or all such shares in your Plan account. Dividends on shares retained in your Plan account will continue to be reinvested. So long as dividends on shares held in your Plan account are reinvested, you may also make optional cash purchases.

20.  WHEN MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

     You may terminate your participation in the Plan at any time. If your notice to discontinue reinvestment is received by the Bank at least five business days before the record date for a particular dividend, that dividend will be paid to you in cash. If your notice is received less than five business days before the record date for a particular dividend, then that dividend will be reinvested for your account. Thereafter, all dividends as to which you have terminated participation will be paid to you in cash unless you elect to enroll in the Plan again, which you may do at any time.

     Any optional cash payment received by the Bank prior to receipt of a notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is requested in a written notice received at least five business days prior to an Investment Date or in any circumstance where the Bank is required by law to return your payment.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

21.  HOW CAN A PARTICIPANT WITHDRAW SHARES PURCHASED UNDER THE PLAN?

     You may withdraw all or some of the shares credited to your Plan account by notifying the Bank in writing and specifying the number of shares to be withdrawn. This notice should be mailed to the Bank at the address shown in Question 5. Any remaining whole and fractional shares will continue to be credited to your Plan account. Certificates for whole shares so withdrawn will be issued to you, normally within ten business days of receipt of your written request. Certificates for fractional shares will not be issued under any circumstances. If your notice of withdrawal is received less than five business days before the record date for a particular dividend, that dividend will be reinvested for your Plan account. After you withdraw shares from your Plan account, dividends on such shares will continue to be reinvested in accordance with the Plan if you elected to reinvest dividends on all of your shares. Otherwise, dividends on these shares will be paid to you in cash.

     If you wish, you may also request that all of the shares, both whole and fractional, credited to your Plan account be sold. Such request must be in writing, and signed by each person whose name appears on the Plan account. Signatures must be guaranteed by an eligible guarantor institution which is a participant in the Stock Transfer Association recognized signature guarantee program. If such a sale is requested, the Bank, within ten business days after receiving the request, will place a sale order through a broker. You will receive a check for the proceeds of the sale less any brokerage commission and any applicable transfer tax incurred.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

22.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
PLAN?

     In general, participants will have the same federal income tax consequences, with respect to dividends on their shares, as any other holder of the Company's stock.

     A participant will be treated for federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that dividend payment date with respect to shares registered in the participant's name and shares held for the participant's account under the Plan increased by the amount of any brokerage commissions paid by the Company on the participant's behalf, even though that amount or a portion thereof is not actually received by the participant in cash, but instead is applied to the purchase of new shares for the participant's account. A participant's federal income tax basis for shares acquired under the Plan with reinvested dividends would be the purchase price of such shares on the date of purchase increased by the amount of any brokerage commissions paid by the Company on the participant's behalf.

     Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts under the Plan, either upon request for such certificates or upon withdrawal from or termination of the Plan. However, participants who receive, upon withdrawal from or termination of the Plan, a cash payment for any full share then sold for them or for a fractional share then held in their account will realize a gain or loss measured by the difference between the amount of the cash which they receive and the cost basis of such share or fraction.

OTHER PROVISIONS OF THE PLAN

23.  WHAT HAPPENS IF CRACKER BARREL DECLARES A STOCK DIVIDEND OR A STOCK
SPLIT?

     Shares of Common Stock distributed by Cracker Barrel pursuant to a stock dividend or a stock split with respect to shares of Common Stock credited to your Plan account will be added to your Plan account.

24. HOW WILL A PARTICIPANT'S SHARES CREDITED TO A PLAN ACCOUNT BE VOTED AT SHAREHOLDERS' MEETINGS?

     Shares credited to your Plan account will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders. This proxy will apply to all shares credited to your Plan account and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

25.  WHAT IS THE RESPONSIBILITY OF CRACKER BARREL AND THE BANK UNDER THE
PLAN?

     Cracker Barrel and the Bank will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate a Participant's Plan account upon such Participant's death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale.

PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER CRACKER BARREL NOR THE BANK CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN.

26.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     Cracker Barrel reserves the right to suspend or terminate the Plan at any time, including the period between a dividend record date and the related dividend payment date. Cracker Barrel also reserves the right to make modifications to the Plan and to appoint a new agent in the place of the Bank at any time. Participants will be notified of any such suspension, termination or modification. Upon a termination of the Plan, except in the circumstances described below, any uninvested optional cash payments will be returned, a certificate for whole shares credited to your Plan account will be issued, and a cash payment will be made for any fractional share credited to your account.

     In the event Cracker Barrel terminates the Plan for the purpose of establishing another dividend reinvestment and common stock purchase plan, Participants in the Plan will be enrolled automatically in such new plan and shares credited to their Plan accounts will be credited automatically to such new plan, unless notice is received to the contrary.

     Cracker Barrel also reserves the right to terminate any shareholder's participation in the Plan at any time.

27.  HOW MAY SHAREHOLDERS OBTAIN ANSWERS TO OTHER QUESTIONS REGARDING THE
PLAN?

     Shareholders may obtain answers to other questions concerning the Plan by writing or calling the Bank. See Question 5 for the Bank's address and telephone numbers.

28.  HOW IS THE PLAN TO BE INTERPRETED?

     The Plan, the Enrollment Card signed by participants, the Cash Investment Transmittal signed by participants and the Participants' Plan accounts shall be governed by and construed in accordance with the laws of the State of Tennessee and applicable state and federal securities laws. Any question of interpretation arising under the Plan will be determined by Cracker Barrel and any such determination will be final.

     Cracker Barrel may adopt rules and regulations to facilitate the administration of the Plan.

29.  WHAT ARE SOME OF THE RESPONSIBILITIES OF PARTICIPANTS?

     You have no right to draw checks or drafts against your Plan account or to give instructions to the Bank with respect to any shares of Common Stock or cash held therein except as expressly provided herein. You should notify the Bank promptly in writing of any change of address. Notices to Participants will be given by letter addressed to them at their last address of record with the Bank under the Plan.

                              USE OF PROCEEDS

     In the event shares of Common Stock are sold to the Plan by the Company, the Company intends to apply the proceeds received in such sales for its general corporate purposes. The Company does not know precisely the number of shares of its Common Stock that it will ultimately sell pursuant to the Plan or the prices at which those shares will be sold. In the event shares of Common Stock are purchased by the Plan in the open market or in negotiated transactions, the Company will not receive any proceeds from such purchases.

                        DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 150,000,000 shares of Common Stock, par value $0.50 per share.

     Each shareholder is entitled to one vote per share of Common Stock on all matters submitted to a vote of shareholders. In the election of directors, no shareholder has cumulative voting rights. Each share of Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Board of Directors. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, each share of Common Stock is entitled to share equally in the assets of the Company available for distribution to the shareholders of the Company's Common Stock. No conversion or pre-emptive rights, or redemption or sinking fund provisions are applicable to the Common Stock.

     The Board of Directors is authorized to issue without shareholder action additional shares of Common Stock within the limits authorized by the Company's Charter. The shares of Common stock offered hereby will be fully paid and non-assessable. The Transfer Agent for the Common Stock is SunTrust Bank, Atlanta, Georgia.

                               LEGAL MATTERS

     The validity of the shares offered by this Prospectus will be passed upon for the Company by Baker, Donelson, Bearman & Caldwell, 1700 Nashville City Center, 511 Union Street, Nashville, Tennessee 37219.

                                  EXPERTS

     The financial statements and financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing therein and incorporated herein by reference and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information, which is incorporated herein by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                              INDEMNIFICATION

     The Charter of the Company, as amended, provides that, except as prohibited by law, no director of the Company shall be personally liable to the Company or it shareholders for monetary damages for any breach of fiduciary duty.

     With respect to possible indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Act pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          TABLE OF CONTENTS
                                                                 PAGE

AVAILABLE INFORMATION                                             2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                   2
THE COMPANY                                                       2
THE PLAN                                                          3
     PURPOSE                                                      3
     PARTICIPATION                                                3
     ADMINISTRATION                                               4
     ADVANTAGES                                                   5
     PURCHASES                                                    5
     OPTIONAL CASH PURCHASES                                      6
     COSTS                                                        7
     REPORTS TO PARTICIPANTS                                      7
     CERTIFICATES FOR SHARES                                      7
     TERMINATION OF PARTICIPATION IN THE PLAN                     8
     WITHDRAWAL OF SHARES IN PLAN ACCOUNTS                        8
     FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS              9
     OTHER PROVISIONS OF THE PLAN                                 9
USE OF PROCEEDS                                                  10
DESCRIPTION OF COMMON STOCK                                      11
LEGAL MATTERS                                                    11
EXPERTS                                                          11
INDEMNIFICATION                                                  11